CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements on Form S-8 File Nos. 33-71744, 33-88812, 33-87308, 333-46613, 333-92395, 333-49890, 333-73208, 333-98285, 333-113614, 333-115342, 333-150258 and 333-173066 of our reports dated March 18, 2013, relating to the financial statements and financial statement schedule of Kopin Corporation (which report expressed an unqualified opinion and includes an explanatory paragraph relating to sale of the III-V product line), and the effectiveness of Kopin Corporation’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Kopin Corporation for the year ended December 29, 2012.

/s/ Deloitte & Touche LLP
Boston, Massachusetts
March 18, 2013

A/75415062.1